Exhibit k

AMENDED AND RESTATED AGENCY AGREEMENT

THIS AGREEMENT made the 21st day of October, 2019, by and between, NUVEEN SERVICES, LLC (“Nuveen”), a corporation organized under the laws of the State of New York, with offices at 730 Third Avenue, 3rd Floor, New York, NY 10017, and the Nuveen investment products that execute an Adoption Agreement, provided herein as Attachment I, and as listed herein on Attachment II, (individually each such investment product hereinafter is referred to as “Fund” and collectively, as the “Funds”); and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, certain Funds associated with Nuveen entered into the Agency Agreement dated as of the 30th day of November, 2017 (the “Original Agreement”);

WHEREAS, Nuveen and each Fund desires to replace the Original Agreement with this amended and restated agreement to address additional Funds associated with Nuveen and to appoint DST as Transfer Agent and Dividend Disbursing Agent for the additional Funds listed on Attachment II herein and as amended from time to time, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for each Fund, each Fund will provide DST with the following documents:

A.

A certified copy of the resolutions of the Board of Directors/Trustees, as appropriate, of each Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of each Fund;

B.	A certified copy of the Articles of Incorporation/Declaration/Articles of Organization of Fund, as appropriate, of each Fund and all amendments thereto;

C.	A certified copy of the Bylaws/Articles, as appropriate, of each Fund and all amendments thereto;
D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.
E.	A certificate of each Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, if any;
F.	Specimens of the signatures of the officers of each Fund authorized to sign on behalf of each Fund generally and individuals authorized to sign written instructions and requests;
G.	A certificate by the Secretary or similarly situated officer of each Fund (who may be each Fund’s General Counsel) with respect to:
(1)	Each Fund’s organization and existence and status in good standing under the laws of its state of organization,
(2)	Each Fund is duly qualified to carry on its business in the State of its organization,
(3)	The status of all shares of stock of each Fund covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute,
(4)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable, and
H.

Statements as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign security holders.

I.	For this Section 1, a certificate from each Fund’s Secretary or Chief Financial Officer is acceptable.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to each Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.
B.	It is duly qualified to carry on its business in the State of Missouri.
C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.
D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.	Certain Representations and Warranties of each Fund.

Nuveen and each Fund represents and warrants to DST that now and throughout the term of the Agreement:

A.

It is empowered under applicable laws and by its charter/declaration, and Bylaws/Articles, to enter into and perform this Agreement, and pursuant to a duly called meeting of each Fund’s Board of Directors, each Fund has appointed DST as Agent hereunder.

B.

It is a corporation or partnership, as applicable, duly organized and existing and in good standing under the laws of the State/Commonwealth appearing after its name at the beginning of this Agreement and is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify or in which DST provides the Services.

C.	All shares of each Fund when issued will be duly authorized, validly issued, fully paid and non-assessable.
D.	A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of each Fund being offered for sale.
E.

All requisite steps have been and will at all times material hereto continue to be taken to register each Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state All Shares issued and outstanding as of the date of this Agreement were issued pursuant to an effective registration statement under the 1933 Act or were exempt or were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act. Any Shares issued after the date hereof will be issued pursuant to an effective registration statement under the 1933 Act, unless in each case such Shares or transaction is exempt from the registration requirements of the 1933 Act.

F.

To the extent required to offer shares of each Fund as contemplated herein, each Fund is registered with the Securities and Exchange Commission (the “SEC”), any securities self-regulatory organization, and/or any state or non-US securities regulatory body that asserts the authority to regulate such matter, by regulation, order or otherwise (collectively, the “Applicable Regulatory Authorities”), has made all required notice or other filings with and paid all required fees to all Applicable Regulatory Authorities and is currently, and will remain throughout the term of this Agreement, in substantial compliance with applicable law. To the extent any applicable law requires registration, licensing or other qualifications of each Fund or any of their officers, directors, employees, agents or Affiliates, or payment of fees or filing of documents, they are in compliance with same. The foregoing representations will remain accurate during the term of this Agreement.

G.

Each offer to sell or sale of shares of each Fund by each Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.

H.	Each Fund is empowered under applicable laws and by each Fund’s organizational documents as applicable, to enter into and perform this Agreement.

4.	Scope of Appointment.
A.	Subject to the terms and conditions set forth in this Agreement, each Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.
B.

DST hereby accepts such appointment and agrees that it will act as each Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with each Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.	Each Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.
D.

DST, utilizing TA2000™, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for each Fund, and as agent of each Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining securityholder accounts on the records of each Fund on the TA2000 System; (iii) when and if a Fund participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST, or, solely for Interval Funds[1], when and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent DST supports the functionality of the applicable DTCC program (i.e., Networking, AIP, Fund Serv, each, the “Program”), accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by DST; (iv) when and if a Fund participates in the NSCC issuing instructions to each Funds’ banks for the settlement of transactions between each Funds and NSCC (acting on behalf of its broker-dealer and bank participants), or, solely for Interval Funds, when and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent DST supports the functionality of the applicable DTCC program (i.e., Networking, AIP, Fund Serv, each, the “Program”), Issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Fund participates in the NSCC providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules for and those broker-dealers; (vi) when and if a Fund participates in the NSCC, maintaining securityholder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and providing, in electronic format, the U.S. Treasury Department Forms 1099, 1042, 1042S, and K-l to Fund’s print vendor of choice and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of each Fund; (xii) preparing and providing, in electronic format, confirmation forms for securityholders to Fund’s print vendor of choice as instructed, for all purchases and liquidations of shares of

1 For purposes of this Agreement, an “Interval Fund” is a type of closed-end fund with shares that do not trade on the secondary market. Instead the fund periodically offers to buy back a percentage of outstanding shares at net asset value (NAV).

each Fund and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by each Fund or its management company; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by each Fund to account for all transactions on TA2000 in each Fund shares; (xv) calculating the appropriate sales charge with respect to each purchase of each Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by each Fund’s managing dealer or distributor (hereinafter “managing dealer”) or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; providing copies of securityholder statements, in electronic format, to Fund’s print vendor of choice in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of each Funds on TA2000; (xix) once approval of each Fund therefore has been received by DST, processing timely redemptions (as provided in each Fund’s dividend reinvestment plan) received in proper order as approved by each Fund in accordance with the instructions of each Fund, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); and (xx) providing to each Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000. For clarification, with respect to obligations, each Fund is responsible any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of each Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide each Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of each Fund on

TA2000. It is each Fund’s responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of each Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify each Fund that such sales do not comply with the parameters set by each Fund for sales to residents of a given state).

E.

At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

F.

DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in each Fund’s instructions, prospectus or application as amended from time to time, for each Fund provided (i) DST is advised in advance by each Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by each Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. lf any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation as requested by each Fund measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise each Fund of the amount of such increase and if each Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.

Each Fund shall add all new investment programs to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional programs shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

H.

The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by each Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to each Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (l) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by each Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by each Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by each Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of each Fund. Each Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by each Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of each Fund in this regard.
I.

(i)        Each Fund instructs and authorizes DST to provide the services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring each Fund made available by each Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. Each Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRA Accounts. Each Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

•	securityholder recordkeeping;
•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);
•	receipt of securityholder monies within each Fund universal bank account;
•	movement of securityholder money to either each Fund or custodian cash positions;
•	payment, dividend disbursement and bank account reconciliation;
•

preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

•	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;
•

providing reasonable assistance to each Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

•	solicitation and processing of securityholder paid custodial fees; and
•	processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable Expenses, including but not limited to postage and mailing, shall apply to the services provided under this Section 4.I.

(ii)        In connection with providing services for the IRA Accounts, each Fund hereby authorizes DST, acting as agent for each Fund: (1) to establish in the name of, and to maintain on behalf of, each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit each Fund’s funds DST receives for payment of dividends, distributions, purchases of each Fund shares, redemptions of each Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of each Fund and the IRA securityholders provided for in this Agreement; (2) move money to either each Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement with respect to the IRA Accounts. DST, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section 4.1. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences (as hereinafter defined) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

(iii)        Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

A.

Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

B.

Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and
C.

In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to each Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(iv)       Investment Authority; No Fiduciary. In no event shall each Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall each Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

J.

The parties acknowledge and agree that additional investment products associated with or sponsored by each Fund may elect to become parties to this Agreement and receive Services from DST as provided therein by execution of the Adoption Agreement attached hereto as Attachment 11 (the “Adoption Agreement”). Thereafter, any such additional investment product shall, be thereafter parties to this Agreement and be collectively referred to as a “Fund” as of the date of the execution of such Adoption Agreement.

K.

Additionally, at the option of each Fund, DST will provide e-Presentment services, in accordance with the terms and fees to be determined by the parties at that time. Such e-Presentment services may be set forth in an Exhibit that, if agreed by the parties hereto, will become part of this Agreement.

L.	Additionally, upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by each Fund.

5.	Limit of Authority.

The appointment of DST as Transfer Agent for each Fund will be construed to cover the full amount of authorized stock of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time.

In case of such reduction or increase each Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of each Fund increasing the authority of DST;
B.	A certified copy of the amendment to the Articles of Incorporation of each Fund authorizing the increase of stock;
C.	A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock;
D.	A certificate of the Secretary or similarly situated officer of each Fund (who may be each Fund’s General Counsel) with respect to for each Fund stating:

(l)        The statue of the additional shares of stock of each Fund under the 1933 Act, and any other applicable federal or state statute; and

(2)       That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.	Compensation and Expenses.
A.

In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, each Fund will pay to DST compensation for all services rendered as Agent as set forth in Exhibit A attached hereto (“Compensation”) The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.

Each Fund also agrees promptly to reimburse DST for all reasonable out of pocket or other expenses or disbursements incurred by DST in connection with the performance of services under this Agreement as set forth in Exhibit A attached hereto (“Expenses”). In addition, any other reasonable expenses incurred by DST at the request or with the consent of each Fund will be promptly reimbursed by each Fund. Notwithstanding the foregoing, any reimbursable expenses incurred which is not set forth on Exhibit A, or any non-recurring expense over $10,000 incurred in one month must be pre-approved by each Fund, which approval shall not be unreasonably withheld.

C.

Amounts due hereunder shall be due and paid on or before the thirtieth (30th ) business day after receipt of the statement therefor by each Fund (the “Due Date”). Each Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges.

Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, each Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of each Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.

In the event that any charges are disputed, each Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to each Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:
(1)	As set forth within Exhibit A;
(2)	DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice if substantially all DST clients are charged separately for:
(i)	Substantial system modifications or a material increase in cost of performance hereunder necessitated by changes in existing laws, rules or regulations or
(ii)	Substantial system modifications required at DST’s discretion in order to maintain the TA2000 System.
(3)

DST may charge for additional functions or features of TA2000 or other DST System used by each Fund which features are not consistent with each Fund’s current processing requirements provided that use of such functions or features is optional to each Fund;

(4)	In the event DST, at each Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance; and
(5)

Charges attendant to the development of reasonable changes to the TA2000 System requested by each Fund (“Client Requested Software”) shall be at DST’s standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon. If DST notifies each Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., each Fund agrees to reimburse DST for each Fund’s pro-rata portion of the cost associated with such substantial system modifications.

If DST notifies each Fund of an increase in fees or charges under subparagraphs (3), or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.	Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.

That entries in DST’s records, and in each Fund’s records created by DST on the TA2000 System, reflect the orders, instructions, and other information received by DST from each Fund, each Fund’s distributor, manager or managing dealer, each Fund’s investment adviser, each Fund’s sponsor, each Fund’s custodian, or each Fund’s administrator and any other person whom each Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;

B.

That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in each Fund’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution payments in accordance with instructions received from each Fund and the data in each Fund’s records on the TA2000 System;
D.

That, once approval of each Fund therefor has been received by DST, redemptions and payments be effected timely in accordance with the instructions of each Fund and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in each Fund’s records on the TA2000 System;

E.	The deposit daily in each Fund’s appropriate bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or securityholders for investment in shares;
F.

The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by each Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act;
H.

The maintenance of a current, duplicate set of each Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation; and

I.

Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, except where a loss is the result of DST committing an act or omission to act that is undertaken purposefully under circumstances in which DST knows that such act or omission is a breach of DST’s obligations under this Agreement and for the purpose of causing harm or damage to each Fund (“Intentionally Malicious Acts or Omissions”), DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with each Fund DST’s accepting liability for an “as of” on a case-by-case basis and will accept financial responsibility for a particular situation resulting in a financial loss to each Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.F. when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST is culpable for a loss under this paragraph, DST’s responsibility to contribute to the settlement of that loss will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

8.	Indemnification.
A.

DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.

Except to the extent a loss results from DST’s Intentionally Malicious-Acts or Omissions, or DST’s gross negligence, DST shall not be responsible for, and each Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any reasonable attorney’s fees or court costs incurred by DST in enforcing this right to each Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)

All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification;

(2)	Each Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of each Fund hereunder;
(3)

The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by each Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by each Fund, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom each Fund -instructs DST to accept and utilize information, data, records, transmissions and documents;
(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;
(5)	The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of each Fund;
(6)

The offer or sale of each Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from (a) DST’s failure to comply with written instructions of each Fund or of any officer of each Fund that no offers or sales be permitted to remain in each Fund’s securityholder records in or to residents of such state, or (b) DST’s violation as it relates to its transfer agency obligations, of the federal securities law or regulations or the securities laws and regulations of any state that it is found to have committed by a federal or state regulatory agency with jurisdiction over DST);

(7)

Each Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(8)

Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, each Fund’s records, securityholder and other records, delivered to DST hereunder by each Fund or its prior agent(s);

(9)	Actions or omissions to act by each Fund or agents designated by each Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and
(10)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.
C.

Except where DST is entitled to indemnification under Section 8.B. hereof and except to the extent a loss results from Fund’s Intentionally Malicious Acts or Omissions, or Fund’s gross negligence, DST shall indemnify and hold each Fund harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty hereunder; provided, however, that DST’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by each Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability.

D.

IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.

Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense, Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.	Certain Covenants of DST and each Fund.
A.

All requisite steps will be taken by each Fund from time to time when and as necessary to register, or qualify, as applicable, each Fund’s shares for sale in all states in which each Fund’s shares shall at the time be offered for sale and require registration or qualification. If at any time each Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of each Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of each Fund’s shares, each Fund will give prompt notice thereof to DST.

B.

DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to each Fund for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.

DST agrees that all records maintained by DST relating to services to be performed by DST under this Agreement are the property of each Fund and will be preserved and will be surrendered promptly to each Fund on request.

D.

DST agrees to furnish each Fund annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by each Fund. The annual financial statements will be certified by DST’s certified public accountants.

E.

DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.

DST will permit each Fund and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to each Fund at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve each Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.” Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by each Fund. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by each Fund to the extent that the examination relates to DST’s performance of services under this Agreement. Each Fund will not, however, be responsible for any costs to DST relating to any inspection or examination (including any resulting fines or other penalties) of DST’s business generally by any federal or state regulatory agency with jurisdiction over DST that does not specifically relate to each Fund or the services received by each Fund hereunder.

G.

Each Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless each Fund either (A) provides DST with a minimum of twelve (12) months’ notice before the accounts are deconverted from DST, or (B), if twelve (12) months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $.10 per deconverted account per month for every month short of the twelve (12) months’ notice in connection with each such deconversion.
H.

DST shall comply with Exhibit C (Information Protection Program), which are made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit C (Information Protection Program) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to each Fund under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to each Fund concerning its backup procedures as well as its security procedures.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of each Fund requiring a change in the shares contained in book entry form on the stock record of each Fund as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.	Written instructions from an officer of each Fund;
B.	Certified copy of the amendment to the Articles of Incorporation or other document effecting the change;
C.	Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares.
D.	Specimens of the new certificates in the form approved by the Board of Directors of each Fund, with a certificate of the Secretary of each Fund as to such approval;
E.	A certificate by the Secretary or similarly situated officer of each Fund (who may be each Fund’s General Counsel) stating:
(1)	The status of the shares of stock of each fund in the new form under the 1933 Act, and any other applicable federal or state statute; and
(2)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

11.	Death, Resignation or Removal of Signing Officer.

Each Fund will promptly provide DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

12.	Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate.

Each Fund will promptly file with DST copies of all material amendments to its Articles of Incorporation or Bylaws made after the date of this Agreement.

13.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by each Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for each Fund, or DST’s own legal counsel at the expense of each Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agreement that relate to compliance by each Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked each Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from each Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from each Fund.

14.	Force Majeure and Disaster Recovery Plans.
A.

DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.
B.

Provided each Fund is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to each Funds in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. Each Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.

DST also currently maintains, separate from the area in which the operations which provides the services to each Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

D.

DST is not responsible for a failure, unavailability, disruption, or any circumstance arising out of, related to, or resulting from DST’s efforts (including DST intentionally making the System(s) unavailable) to block or otherwise prevent a security breach, provided that DST has fulfilled its information security obligations as set forth within Exhibit D attached hereto otherwise and Client is notified promptly as reasonably practicable.

15.	Certification of Documents.

The required copy of the Articles of Incorporation of each Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of each Fund, will be certified by the Secretary or an Assistant Secretary of each Fund under each Fund’s seal.

16.	Records.

DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.

Annual Purges by August 31: DST and each Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January l of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject each Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.

Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.

Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to each Fund, or to where designated by the Secretary or an Assistant Secretary of each Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by each Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by each Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

18.	Provisions Relating to DST as Transfer Agent.
A.

Before making any original issue of shares, each Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. Each Fund will furnish DST such evidence as may be required by DST to show the actual value of the shares.

B.

Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of each Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and each Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

C.

DST will supply a securityholders list to each Fund for its annual meeting upon receiving a request from an officer of each Fund. It will also, at the expense of each Fund, supply lists at such other times as may be requested by an officer of each Fund.

D.

In case of any request or demand for the inspection of the stock books of each Fund or any other books in the possession of DST, DST will endeavor to notify each Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

E.

DST agrees to furnish each Fund with {1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to each Fund.

F.	(1)

DST shall assist each Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +TM, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program’’), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(2)

DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide each Fund with written notice of any material changes made to the Program as attached hereto.

(3)

Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on each Fund’s behalf under the Compliance + Program or under this Agreement shall remain each Fund’s sole obligation.

G.

With respect to DST’s activities under the Compliance + Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve each Fund and each Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Compliance + Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Compliance + Program or any costs, fines or penalties relating to an examination of DST’s business generally and not involving or specifically relating to each Fund) shall be paid by each Fund.

H.        DST shall establish on behalf of each Fund banking relationships for the conduct of the business of each Fund in accordance with the terms set forth in Section 20.D. of this Agreement.

I.

Each Fund acknowledges that DST is currently using, and will continue to use, DST Worldwide Services India Private Limited (“DST India”) and DST Worldwide Services (Thailand) Limited (“DST Thailand”), indirect, wholly-owned subsidiaries of DST, to assist with software development and support projects for DST and/or for each Fund. As part of such support, each Fund acknowledges that DST India and DST Thailand associates access each Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.). DST shall be responsible for all actions or inaction by its affiliates, including but not limited to the handling of Fund Confidential Information, and those affiliates’ actions and inaction, as applicable, are attributable to DST as if DST itself performed those activities or failed to perform those activities, as the case may be, under this Agreement.

J.	DST shall provide an information security program in accordance with the requirements set forth in Exhibit D, attached hereto.

19.

Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

A.

DST, acting as agent for each Fund, is hereby authorized (l) to establish in the name of, and to maintain on behalf of, each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”), (provided, if Customer does not approve of the current Bank DST employs, and DST agrees to use another bank suggested by Customer, then Customer may be required to pay additional fees for purposes of building out interfaces for such new bank) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of each Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations each Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

B.

DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

20.	Assumption of Duties By each Fund or Agents Designated By each Fund.
A.

Each Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of each Fund, said assumption to be embodied in writing to be signed by both parties.
B.

To the extent each Fund or its designated agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.

Initially each Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers; (ii) scan items into DST’s AWDTM System as such calls or items[, as defined in Rule 17Ad-1 under the 1934 Act,] are received by each Fund; (iii) provide timely to DST prior approval and valuation with respect to each redemption requested by securityholders; (iv) review and provide timely to DST prior approval of each Exception Service; and (v) generate certain, but not all, correspondence to securityholders as decided by the parties in written procedures.

21.	Termination of Agreement.
A.

This Agreement shall be in effect upon execution by both each Fund and DST and shall continue in full force and effect for an initial period of five (5) years (the “Initial Term”) commencing upon the first use of DST’s Services in production after the conversion of each Fund’s securityholder records onto TA2000, unless (i) terminated by each Fund upon one hundred eighty (180) days’ prior written notice to DST, or by DST upon one hundred eighty (180) days’ prior written notice to each Fund, provided, however, that the effective;, date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least one hundred eighty (180) days prior to the end of the then current term, this Agreement shall automatically extend for a new term equivalent to one (1) year unless a different period is agreed to in writing by the parties, each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 21 .B.

B.

Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or
(2)	A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party;

(3)

A material finding by the U.S. Securities and Exchange Commission or other regulator with jurisdiction over DST that DST has willfully violated the 1934 Act or other applicable law with respect to its transfer agent activities, and DST (1) determines such finding requires remediation; and 2) DST is unable to perform such remediation and is unable to provide the services under this Agreement; or

(4)	Failure by each Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.
C.

In the event of termination, each Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of each Fund to the designated successor transfer agent, to provide reasonable assistance to each Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

22.	Confidentiality.
A.

DST Confidential Information. Each Fund acknowledges and agrees that the terms and conditions of this Agreement and any information obtained by each Fund concerning or through receipt of the services (including by way of example and without limitation the TA2000 System and all related output, all security procedures, financial or operational records, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”) is confidential and proprietary to DST. Each Fund further agrees to use the DST Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation, except as otherwise required under applicable laws and regulations, pursuant to the requirements set forth in Section 22.C. Each Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies that may be available. Each Fund consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, each Fund’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

B.

Fund Confidential Information. DST acknowledges and agrees that the terms and conditions of this Agreement, and any information or records in its possession relating to each Fund, its securityholders, or the securityholders accounts (the “Fund Confidential Information”) is confidential and proprietary to each Fund. DST agrees that, except as provided in the last sentence of Section 18.D. hereof, or as otherwise required by law, DST hereby agrees to use each Fund Confidential Information only as permitted by this Agreement, to maintain the confidentiality of each Fund Confidential Information and not to disclose each Fund Confidential Information, or any part thereof, to any other person, firm or corporation except as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of each Fund. DST acknowledges that disclosure of each Fund Confidential Information may give rise to an irreparable injury to Fund inadequately compensable in damages. Accordingly, Fund may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies that may be available. DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

DST further acknowledges that in negotiating and performing the terms of this Agreement, it may have access to non-public personal information as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time belonging to Fund’s workforce, customers, business partners, agents and representatives, suppliers, service providers, contractors (the “Personal Data”). DST further agrees that it will comply with the terms of the applicable federal and state laws and regulations, and, unless it otherwise advises Fund in writing, local laws which are the subject of an ICI Memorandum or as to which Fund has notified DST in writing, in all cases in the United States regarding the privacy of information pertaining to individuals and shall keep any such data confidential, secure from loss or destruction or damage.

C.

Governmental Disclosures. If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body, it shall, if not prohibited by law, notify the other party sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard. Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.

D.

Limitations; Survival. The provisions of this Section 22 shall not apply to any information if and to the extent such information was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure; provided, however, that the person or party asserting the existence of any of the foregoing exceptions shall bear the burden of proof with respect thereto. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software which are the property of the other party, subject to DST’s internal document retention policies and procedures. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such

Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

(1)

Each Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures.”)

(2)

Each Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of each Fund, and make such consolidated data available to clients of the analytics products and services. Each Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) for the offering of such products and services, and to DST’s disclosure of the results of such analytics services to its customers and other third parties, provided each Fund Confidential Information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying each Fund.

(3)

Each Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. Each Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(4)

In the event each Fund obtains information from DST or the TA2000 System which is not intended for each Fund, each Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to each Fund; (ii) after identifying that such information is not intended for each Fund, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of each Fund certifying that all such unauthorized information in each Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

23.	Changes and Modifications.
A.

DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that each Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of each Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless each Fund is given thirty (30) days prior notice to allow each Fund to change its procedures and DST provides each Fund with revised operating procedures and controls.

B.

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement each Fund will disclose to DST, Confidential Information of each Fund and, from time to time, DST may partly rely on such Confidential Information of each Fund to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information of each Fund that identifies each Fund, (i) each Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) each Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of each Fund. All Confidential Information of each Fund shall be and shall remain the property of each Fund and shall remain protected under Section 22.

C.

During the term of this Agreement DST will use on behalf of each Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by each Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes that constitute substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. Each Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

24.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

25.	Limitations on Liability.
A.

If each Fund is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to each Fund shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

B.

Notice is hereby given that, if each Fund is a trust under applicable state law, a copy of each Fund’s Fund Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of each Fund by the undersigned duly authorized representative of each Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of each Fund and shall not be binding upon any trustee, officer or securityholder of each Fund individually.

26.	Miscellaneous.
A.

This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.

The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
G.

If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.

Except as otherwise provided herein, this Agreement may not be assigned by each Fund or DST without the prior written consent of the other. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST upon written notice to Fund, provided that such affiliates are subject to substantially similar terms and conditions as those of this Agreement and provided that such assignment does not operate to relieve DST of its obligations under this Agreement.
I.

Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between each Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of each Fund. This Agreement is between DST and each Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.

Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.

The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties. For clarification, the Original Agreement is hereby terminated in its entirety and this Agreement replaces all rights, duties and obligations of all parties under the Original Agreement.

M.

All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Chicago, Il 60606

Attn: Tina Lazar

Facsimile No.:

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.

DST and each Fund (including all agents of each Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

O.

The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

P.	DST will not be precluded from offering services similar to those offered to each Fund(s) to other parties, including competitors of each Fund(s).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

NUVEEN SERVICES, LLC

By:

Print Name: Tina Lazar

Title: Managing Director

DST SYSTEMS, INC.

By:

Print Name: Rahul Kanwar

Title: Authorized Representative

ATTACHMENT I

ADOPTION AGREEMENT

This Adoption Agreement, dated as of October 21, 2019 (this “Adoption Agreement”), by and among DST SYSTEMS, INC. (“DST”), a Delaware corporation, and Nuveen Municipal High Yield & Special Situations Fund, a Massachusetts corporation (the “Additional Product”).

The Additional Product hereby agrees to (a) become a party to that Agency Agreement, dated as of November 30, 2017 (the “Agreement”), originally by and among DST and each Fund set forth on Attachment II of the Agency Agreement and those Ancillary Agreements; and (b) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agreement), or “Customer” (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST and Nuveen Services, LLC hereby agrees to accept the Additional Product as a party to the Agreement and the Ancillary Agreements and that the Additional Product shall be a “Fund” or “Customer” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.	(the additional Fund)

By:		By:

Title:	Authorized Representative	Title:	Managing Director

NUVEEN SERVICES, LLC

By:

Print Name: Tina M Lazar

Title: Managing Director

ATTACHMENT II

LIST OF FUNDS

NUVEEN GLOBAL CITIES REIT, INC.

NUVEEN MUNICIPAL HIGH YIELD & SPECIAL SITUATIONS FUND

NUVEEN SERVICES, LLC

By:

Print Name: Tina Lazar

Title: Managing Director

DST SYSTEMS, INC.

By:

Print Name: Rahul Kanwar

Title: Authorized Representative

EXHIBIT B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Agency Agreement between     Nuveen Municipal High Yield & Special Situations Fund (the “Fund”) and DST (the “Agreement”), each Fund authorizes the following Fund personal to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title
Tina Lazar	Managing Director

Sheri Snowden	Vice President

Khyati Master	Associate Vice President

This Exhibit may be revised by each Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

EXHIBIT C

INFORMATION SECURITY PROGRAM

This Exhibit is made subject to the terms of the Agency Agreement (the “Agreement”), and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Exhibit shall prevail. The requirements of this Exhibit are applicable if and to the extent that DST creates, has access to, or receives from or on behalf of Fund any Fund Confidential Information (as defined in the Agreement) in electronic format.

1.        Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“DST Security Assessment” has the meaning set forth in Section 3.2.

1.2	“Mitigate” means DST’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate”, means that DST has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Fund Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Fund Confidential Information.

1.5	“Security Incident” means the confirmed unauthorized disclosure of Fund Confidential Information.

2.        General Requirements.

2.1   Security Program. DST shall maintain a comprehensive information security program under which DST documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to DST’s business and (b) protect the confidentiality, integrity, availability, and security of Fund Confidential Information.

2.2   Policies and Procedures. DST shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Fund Confidential Information. Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

(ii) describe acceptable use of DST’s assets, including computing systems, networks, and messaging;

(iii) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv) describe logging and monitoring of DST’s production environment, including logging and monitoring of physical and logical access to DST’s networks and systems that process or store Fund Confidential Information;

(v) include an incident response process;

(vi) enforce commercially reasonable practices for user authentication;

(vii) include a formal risk management program which includes periodic risk assessments; and

(viii) provide an adequate framework of controls reasonably designed to safeguard Fund Confidential Information.

2.3   Subcontractors. To the extent that any subcontractor engaged by DST to provide services under the Agreement has access to, or receives from or on behalf of Fund any Fund Confidential Information in electronic format, DST shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of each Fund Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Exhibit), to the extent the terms of the Agreement and this Exhibit would be relevant to the subcontractor’s services provided.

2.4   IT Change and Configuration Management. DST shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, DST shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5   Physical and Environmental Security. DST shall: (i) restrict entry to DST’s area(s) where Fund Confidential Information is stored, accessed, or processed solely to DST’s personnel or DST authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.6   DST Employee Training and Access. DST shall: (i) train its employees on the acceptable use and handling of Fund’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to DST’s information systems and services; and upon termination of any of DST’s employees, DST shall revoke such employee’s access to DST’s domain following termination of such individual and revoke such individual’s access to Fund Confidential Information as soon as possible and in accordance with DST’s internal policies and procedures.

2.7   Change Notifications, DST may, in its sole discretion, revise DST information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with DST’s information security services provided to Fund as of the date of execution of this Exhibit.

2.8   Data Retention. DST shall not retain any Fund Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. Jaw; (b) expressly required or permitted by Fund in writing: (c) required by

DST’s document retention policies; (d) to the extent necessary to comply with Fund’s or DST’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.        Due Diligence Supporting Materials; Security Assessment.

3.1   Due Diligence Supporting Materials. In response to Fund’s due diligence efforts, DST will provide copies of its: (i) SIG; (ii) if applicable, once annually, the SOC 1, Type II report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 18, Attestation Standards: Clarification and Recodification; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter. DST will be reasonably available (including via on-site meetings with Fund or its agent (provided the agent must first execute a non-disclosure agreement with DST), if requested) to answer any additional questions of Fund, and provide supporting documentation, as applicable, up to forty (40) hours per year, that are not already addressed by providing the documentation set forth within this Section 3.1 and would not require DST, in its sole good faith discretion, to disclose information that it deems highly sensitive.

3.2   DST Security Assessment. As part of DST’s Security Assessment, DST will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Fund Confidential Information at DST’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by DST’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by DST’s personnel within a reasonably appropriate time period. In addition, DST will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Fund Confidential Information, and will provide Fund with a letter confirming the testing has been performed. Fund is not permitted to conduct penetration testing or other code scanning on DST’s environment and software.

4.        Security Incident Response.

4.1   Mitigation and Remediation of Security Incidents. DST will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2   Security Incident Response. DST shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3   Security Incident Notification. DST shall promptly notify Fund but in no event later than 72 hours following discovery of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Fund Confidential Information (to the extent it can be ascertained), how DST was affected by the Security Incident, and its response to such Security Incident. DST shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to Fund a root cause analysis and future incident Mitigation plan with regard to any such incident. DST shall reasonably cooperate with Fund’s investigation and response to each Security Incident. If Fund determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, Fund shall have the right to control all such notifications and DST shall bear all direct costs associated with the notification, to the extent the notification and corresponding actions are required by U.S. law and to the extent such Security Incident is the result of DST’s failure to comply with its obligations under this Agreement, and subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by DST without Fund’s prior written consent and Fund shall, together with DST, determine the content and delivery of all such notifications. For the avoidance of doubt, DST shall be solely responsible for all reasonable costs and expenses, including reasonable attorney’s fees, subject to the limitations of liability under the Agreement that Fund and/or DST may incur to the extent that they are attributable to or arise from DST’s breach of its confidentiality obligations under the Agreement.

5.        Miscellaneous. This Exhibit cannot be modified except by written instrument executed by both parties.